UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2019

BLUBUZZARD, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-56019	83-3740469
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

	640 Douglas Avenue Dunedin, Florida	34698
	(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (727) 424-3277

Fast Lane Holdings, Inc.

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 11, 2019, Blubuzzard, Inc. (the "Company") fka Fast Lane Holdings, Inc. pursuant to Section 141(f) of the Delaware General Corporation Law, as amended, which provides that any action required to be taken at a meeting of the board of directors may be taken without a meeting if all members of the board consent thereto in writing. In accordance with Section 228, any action to be taken at any special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in favor of the following actions.

James Xilas being the sole board director and majority shareholder by and through his beneficial interest in Lykato Group, LLC, a Florida limited liability company did hereby take, ratify, affirm, and approve a 10:1 forward stock split affecting both authorized and outstanding common shares, change of our corporate name from “Fast Lane Holdings, Inc.” to “Blubuzzard, Inc.” and a ticker symbol change from “FLHI” to “BZRD” pending continued availability. The foregoing changes were effective on December 27, 2019 upon the filing of a Certificate of Amendment with Delaware Secretary of State.

The Company’s bylaws were amended to reflect the name change with no other changes. The Company’s CUSIP number changed from 31189D109 to 095228102 as a result of the Company actions. The changes were posted on the FINRA daily list on January 9, 2020. The Market Effective date is January 10, 20120. A fifth character “D” will be added to the ticker symbol for twenty business days. The symbol change requested by the Company cannot occur until after the “D” has been removed. The daily list announcement date of the symbol change is February 6, 2020. The market effective date for the symbol change is February 7, 2020. Pre-Split total common shares outstanding is 72,948,316. Post-Split total common shares outstanding is 729,483,160.

Articles 1 and Article 7 of the certificate of incorporation now states as follows:

1.	The name of the corporation is Blubuzzard, Inc. (the "Corporation").

7.

The total number of shares of capital stock which the Corporation shall have authority to issue is: five billion twenty million (5,020,000,000). These shares shall be divided into two classes with five billion (5,000,000,000) shares designated as common stock at $.001 par value (the "Common Stock") and twenty million (20,000,000) shares designated as preferred stock at $.001 par value (the "Preferred Stock").

Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, a 10-for-1 forward stock split for each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action of the part of the holders thereof occur (the “Forward Stock Split”). The par value of the Common Stock shall remain $0.001 per share. This conversion shall apply to all shares of Common Stock. No fractional shares of Common Stock shall be issued upon the Forward Stock Split or otherwise. In lieu of any fractional shares of Common Stock to which the stockholder would otherwise be entitled upon the Forward Stock Split, the Corporation shall round up any fractional share to the next whole share of Common Stock. All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Certificate of Amendment shall immediately after the filing of this Certificate of Amendment represent instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the corporation, and upon such surrender the corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate of Amendment. Shares of Common Stock that were outstanding prior to the filing of this Certificate of Amendment, and that are not outstanding after and as a result of the filing of this Certificate of Amendment, shall resume the status of authorized but unissued shares of Common Stock.”

The foregoing description of the Amendment to the Company’s Certificate of Incorporation is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 3.1, to this Current Report on Form 8-K and is incorporated by reference herein. A copy of the amended bylaws is filed as Exhibit 3.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Amendment to Certificate of Incorporation dated December 27, 2019
3.2	Amended Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUBUZZARD , INC.

Date: January 9, 2020	By:	/s/ James Xilas
By: James Xilas
Chief Executive Officer